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                                                                    EXHIBIT 99.2


                                  [LETTERHEAD]

Dear Stockholder:

We are pleased to announce that Health Care REIT, Inc. has enhanced its current Dividend Reinvestment and Stock Purchase Plan (the "Enhanced Plan"). The Enhanced Plan includes the following key features:

- New investors can now make their initial purchase either electronically through Investor ServiceDirect(R), or by completing the enclosed enrollment form and submitting it with a check for as little as $1,000, but no more than $5,000 per month, unless a request for waiver has been granted (in which case the initial investment may exceed $5,000);

-        Current stockholders can now purchase shares of Health Care REIT, Inc.
         common stock as often as once per month, up to a maximum amount of $5,000 per month, unless a request for waiver has been granted (in which case the investment may exceed $5,000);

- Current stockholders can purchase shares through minimum investments of at least $50 by check or money order in a single transaction, or electronically with automatic monthly deductions from their personal bank accounts; and

- Current stockholders can deposit share certificates for safekeeping at no cost.

Please review the enclosed Dividend Reinvestment and Stock Purchase Plan prospectus for a more detailed description of the Enhanced Plan. To enroll in the Enhanced Plan, please complete the enclosed enrollment form, or visit the Mellon Investor Services Web site at www.melloninvestor.com. If you authorize automatic monthly deductions from your personal bank account, these deductions will occur on the 15th of each month. The first investment date under the Enhanced Plan will be June 20, 2003.

STOCKHOLDERS CURRENTLY ENROLLED IN THE HEALTH CARE REIT, INC. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN DO NOT NEED TO REAPPLY UNLESS THEY WISH TO TAKE ADVANTAGE OF THE NEW INVESTMENT FEATURES.

Enrollment forms, purchase requests, sale requests and other transactions or services offered through the Enhanced Plan should be directed to the Administrator via the internet, by telephone or in writing as follows:

INTERNET: You can obtain information and perform certain transactions on your account on-line via Investor ServiceDirect(R). To access Investor ServiceDirect, please visit the Mellon Investor Services Web Site at www.melloninvestor.com. To gain access, you will need a password which you may establish when you visit the Web Site.

TELEPHONE: You can contact Mellon Investor Services stockholder customer service toll-free within the United States and Canada at 1-800-982-7649. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). Stockholders outside of the United States and Canada can call 1-201-329-8660.

IN WRITING:  You may write to the Administrator at the following address:

              MELLON BANK, N.A.
              C/O MELLON INVESTOR SERVICES
              P.O. BOX 3338
              SOUTH HACKENSACK, NJ 07606-1938

Be sure to include your name, address, daytime telephone number, social security or tax I.D. number and a reference to Health Care REIT, Inc. in all correspondence.

Sincerely,

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